ACQUISITION AGREEMENT

THIS AGREEMENT (hereinafter “the Agreement”), is made and entered into as of the 4th of February, 2008, by and between Columbia River Resources Inc.(hereinafter “CRR”), and Traxxec Limited, (hereinafter “Traxxec”) a UK Limited Company, provides as follows:

NOW, THEREFORE, in exchange for good and valuable consideration, the parties agree as follows:

1. ACQUISITION OF CONTROLLING INTEREST

In exchange for 30,000,000 free trading, post split, non-dillutable shares, with the second payment payable upon issuance of controlling shares of voting common stock from its Treasury to Traxxec.

A.	In order to issue the stock referred to in the preceding paragraph, CRR shall first perform a reverse stock split, effective 04/02/2008, the closing date.

B.	Traxxec shall be responsible for the payment of all auditor fees, transfer agent fees, any
EDGAR or SEC filing fees, all registered agent fees post closing.

2. REPRESENTATIONS AND WARRANTIES OF CRR

CRR and its subsidiaries, if any, hereby represents and warrants to Traxxec, to the best of its knowledge, information and belief, after reasonable investigation, as follows:

A. CRR is a corporation, duly formed and in good standing under the laws of the state of Nevada. CRR has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary corporate action on the part of CRR and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By-Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it. This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by CRR and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B. Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which CRR is a party or by which it is bound is required for the execution, performance, or consummation of this Agreement, except for approval and ratification by CRR's shareholders.

C. There are no actions, suits, proceedings, orders, investigations or claims pending or, to CRRs' knowledge, threatened against it, at law or in equity, or before any federal, state or other governmental body.

D. The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of this Agreement as though made at such date in identical language.

E. The execution, delivery and performance of this agreement by CRR do not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, with the exception of shareholder approval, and it does not violate, with or without the giving of notice or the passage of time or both, any law applicable to CRR, and does not conflict with or result in a breach or termination of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of CRR.

F. The restricted common stock issued in accordance with this agreement will be fully paid, and validly and legally issued.

3. REPRESENTATIONS AND WARRANTIES OF TRAXXEC

Traxxec hereby represent and warrant to CRR as follows:

A. Traxxec, was formed and in good standing under the laws of the UK. Traxxec has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary action on the part of TRAXXEC, and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By-Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it. This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by TRAXXEC, and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B. Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which TRAXXEC is a party or by which either is bound is required for the execution, performance, or consummation of this Agreement.

C. There are no actions, suits, proceedings, orders, investigations or claims pending or, to TRAXXEC's knowledge, threatened against it, at law or in equity, or before any federal, state or other governmental body.

D. The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of Closing as though made at such date in identical language.

E. The execution, delivery and performance of this agreement by TRAXXEC does not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, does not violate, with or without the giving of notice or the passage of time or both, any law applicable to TRAXXEC, and does not conflict with or result in a breach or termination of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of TRAXXEC.

F. TRAXXEC has complied with all laws, ordinances, regulations and orders which have application to its business, the violation of which might have a material adverse effect on its financial condition or results of operations, and possesses all governmental licenses and permits material to and necessary for the conduct of its business, the absence of which might have a material adverse effect on its financial condition or results of operations. All such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any such licenses or permits.

4. INDEMNIFICATION

A.           From and after the Closing, CRR (as such, the “Indemnifying Party”), shall indemnify, reimburse, defend and hold harmless , TRAXXEC and its respective affiliates, successors or assigns (each, an “Indemnified Party”) for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses, including all reasonable attorneys' and accountants' fees and expenses (hereinafter a “Loss” or “Losses”), arising from or in connection with (i) any breach or inaccuracy of any representation or warranty of CRR, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing, and irrespective of the termination of such representations and warranties as of the Effective Time; (ii) any breach of or noncompliance by CRR or of or with any covenant or agreement contained in this Agreement or in any other agreement or instrument delivered in connection herewith, (iii) any and all Liabilities of CRR or any of its Subsidiaries existing on, or relating to periods prior to, the Closing. If, by reason of the claim of any Person relating to any of the matters subject to indemnification under this section, an encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any Indemnified Party, the Indemnifying Party shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Indemnified Party to obtain the prompt release of such encumbrance, attachment, garnishment or execution.

B. The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party with counsel approved by the Indemnified Party, such approval not to be unreasonably withheld; provided, however, that the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if the Indemnifying Party does not provide a competent and vigorous defense, then the Indemnified Party's participation shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

C. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party (or amounts may be set off by the Indemnified Party) upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party, (iii) the settlement of the claim, (iv) with respect to indemnities for tax liabilities, upon the issuance of any final resolution by a taxation authority, or (v) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnifying Party shall pay on the Indemnified Party's demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

5. CLOSING

Concurrently with the Closing, Columbia River Resources shall deliver to TRAXXEC the following:

A.	A resolution authorizing this transaction and the issuance of 30M shares of common stock of Columbia River Resources, Inc. to TRAXXEC.

B.	The resignations of its current officers and directors.

6. NOTICES

Any notices called for in this agreement shall be effective upon personal service or upon service by first class mail, postage prepaid, to the parties at the following addresses:

To Columbia River Resources:
1st  floor
Victory Point
Nelson Court
Staffordshire Technology Park Stafford
Staffs
ST18 OGP
UK

To TRAXXEC:
138 Hassell Street
Newcastle under Lyme Staffordshire
UK

7. POST CLOSING COVENANTS

A. The current officers and directors of CRR shall cooperate as is reasonable with TRAXXEC and its accountants and auditors in preparing, auditing and certifying the financial statements of CRR, shall answer all questions of the accountants and auditors, to the best of their knowledge, information and belief after reasonable investigation, and shall certify to them that, in the past two years, Columbia River Resources has had no assets and no liabilities, besides those which shall be specifically enumerated by the officers and/or counsel, and that CRR has issued no stock, except for the stock issued to consummate this transaction. The officers and directors shall execute any and all documents as may be reasonably required by the auditor, and shall answer all auditor inquiries to the best of their knowledge, information and belief after reasonable investigation.

B. TRAXXEC shall cause Columbia River Resources to accept the resignations of the current officers and directors of CRR, and shall appoint a new board of directors.

8. MISCELLANEOUS PROVISIONS:

With regard to this agreement, this agreement shall be construed exclusively in accordance with the laws of the State of Texas, and the proper venue for resolution of any controversy shall exclusively be the courts of Collin County, Texas.

This agreement shall be binding upon and shall inure to the benefit of the parties hereto, their beneficiaries, heirs, representatives, assigns, and all other successors in interest.

Each of the parties shall execute any and all documents as are reasonable and necessary to be executed and perform all acts required to be performed in order to effectuate the terms of this agreement.

This agreement contains all of the agreements and understandings of the parties hereto with respect to the matters referred to herein, and no prior agreement or understanding pertaining to any such matters shall be effective for any purpose.

Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule of interpretation against the party who causes the uncertainty to exist or against the draftsman.

This agreement may not be superseded, amended, assigned or added to except by an agreement in writing, signed by the parties hereto, or their respective successors-in-interest.

If any provision of this agreement is held, by a court of competent jurisdiction, to be invalid, or unenforceable, said provisions shall be deemed deleted, and neither such provision, its severance or deletion shall affect the validity of the remaining provisions of this agreement, which shall, nevertheless, continue in full force and effect.

The parties may execute this agreement in two or more counterparts, each of which shall be signed by all of the parties; and each such counterpart shall be deemed an original instrument as against any party who has signed it.

The parties shall use their reasonable best efforts to obtain the consent of all necessary persons and agencies to the transfer of shares provided for in this agreement.

The parties may execute this agreement in counterparts, each of which will be deemed an original. A facsimile copy of this agreement shall be treated, for all purposes, as an original.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

Columbia River Resources Inc.

By:
Christine Hill, CEO

/s/ Christine Hill

Dated: 04/02/2008

Traxxec Limited

By:
Keith Bryant, CEO

/s/ Keith Bryant

Dated: 04/02/2007